CUSIP NO. 40421A104              SCHEDULE 13G                PAGE 1 OF 9 PAGES







===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.)*


                         HF2 Financial Management Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


               Class A common stock, par value $0.0001 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   40421A104
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2013
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                             [X] Rule 13d-1(b)
                             [ ] Rule 13d-1(c)
                             [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and
for any subsequent   amendment   containing   information  which  would  alter
disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Information regarding beneficial ownership is as of December 31, 2013.

CUSIP NO. 40421A104              SCHEDULE 13G                PAGE 2 OF 9 PAGES


--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  WEISS ASSET MANAGEMENT LP
--------------------------------------------------------------------------------
2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                 (A) [ ]
                 (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           1,200,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      1,200,000
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,200,000
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.09%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IA - Investment Adviser

CUSIP NO. 40421A104              SCHEDULE 13G                PAGE 3 OF 9 PAGES


--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  WAM GP LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                 (A) [ ]
                 (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           1,200,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      1,200,000
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,200,000
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.09%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  HC - Parent Holding Company/Control Person

CUSIP NO. 40421A104              SCHEDULE 13G                PAGE 4 OF 9 PAGES


--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  ANDREW M. WEISS, PH.D.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                  (A) [ ]
                  (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           1,200,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      1,200,000
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,200,000
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.09%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  HC - Parent Holding Company/Control Person

CUSIP NO. 40421A104              SCHEDULE 13G                PAGE 5 OF 9 PAGES


ITEM 1.

      (a) Name of Issuer:  HF2 Financial Management Inc.
                         ------------------------------------------------

      (b) Address of Issuer's Principal Executive Offices:
                          999 18th Street, Suite 3000
                          Denver, CO 80202
                         ------------------------------------------------
ITEM 2.

      (a) and (c): Name and Citizenship of Persons Filing:

       (i) Weiss Asset Management LP, a Delaware limited partnership ("Weiss Asset Management").
       (ii)   WAM GP LLC, a Delaware limited liability company ("WAM GP").
       (iii)  Andrew M. Weiss, Ph.D., a United States citizen ("Andrew Weiss").

      (b):  Address of Principal Business Office:

      Weiss Asset Management, WAM GP, and Andrew Weiss have a business address of 222 Berkeley St., 16th Floor, Boston, Massachusetts 02116

      (d) Title of Class of Securities: Class A common stock, par value $0.0001 per share
                                        ----------------------------------------
      (e) CUSIP Number: 40421A104
                       ------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
              (15 U.S.C. 78o).
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act
              (15 U.S.C. 78c).
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [X] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State
     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g)  [X] A Parent Holding Company  or  control  person, in  accordance with
              Section 240.13d-1(b)(ii)(G)
     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

CUSIP NO. 40421A104              SCHEDULE 13G                PAGE 6 OF 9 PAGES


ITEM 4.   OWNERSHIP


 WEISS ASSET MANAGEMENT*
      (a) Amount Beneficially Owned:  1,200,000
                                     -------------------------------------------
      (b) Percent of Class:  5.09%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote:   0
                                                         -----------------------
        (ii)  shared power to vote or to direct the vote:  1,200,000
                                                           ---------------------
        (iii) sole power to dispose or to direct the disposition of:  0
                                                                      ----------
        (iv)  shared power to dispose or to direct the disposition of: 1,200,000
                                                                       ---------



 WAM GP*
      (a) Amount Beneficially Owned:  1,200,000
                                     -------------------------------------------
      (b) Percent of Class:  5.09%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote:    0
                                                         -----------------------
        (ii)  shared power to vote or to direct the vote:  1,200,000
                                                           ---------------------
        (iii) sole power to dispose or to direct the disposition of:  0
                                                                      ----------
        (iv)  shared power to dispose or to direct the disposition of: 1,200,000
                                                                       ---------



  ANDREW M. WEISS, PH.D.*
      (a) Amount Beneficially Owned:  1,200,000
                                     -------------------------------------------
      (b) Percent of Class:  5.09%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

        (i)  sole power to vote or to direct the vote:    0
                                                        ------------------------
        (ii) shared power to vote or to direct the vote:  1,200,000
                                                        -----------------------
        (iii) sole power to dispose or to direct the disposition of:   0
                                                              -----------
        (iv) shared power to dispose or to direct the disposition of: 1,200,000
                                                                      ----------


-----------------------
* Shares reported for Weiss Asset Management include shares beneficially owned by clients of Weiss Asset Management, for which Weiss Asset Management is the sole investment manager. WAM GP is the sole general partner of Weiss Asset Management. Andrew Weiss is the managing member of WAM GP.

Each of WAM GP, Weiss Asset Management, and Andrew Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by each except to the extent of their respective pecuniary interest therein. The percent of class computations are based on 23,592,150 shares of Class A common stock, par value $0.0001 per share issued and outstanding as of November 14, 2013, as reported in the Form 10-Q filed with the SEC on November 14, 2013.

CUSIP NO. 40421A104              SCHEDULE 13G                PAGE 7 OF 9 PAGES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

      See Item 4.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Not Applicable


ITEM 10.  CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


ITEM 11.  MATERIALS TO BE FILED AS EXHIBITS

Exhibit 1     Joint Filing Agreement

CUSIP NO. 40421A104              SCHEDULE 13G                PAGE 8 OF 9 PAGES


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2014


                          WEISS ASSET MANAGEMENT LP


                          By:  /s/ Georgiy Nikitin
                          -----------------------------------
                          Georgiy Nikitin, Chief Compliance Officer




                          WAM GP LLC


                          By:  /s/ Georgiy Nikitin
                          -----------------------------------
                          Georgiy Nikitin, Chief Compliance Officer




                          ANDREW M. WEISS, PH.D.


                          By:  /s/ Georgiy Nikitin
                          -----------------------------------
                          Georgiy Nikitin, Attorney-in-Fact for Andrew Weiss















PAGE>
CUSIP NO. 40421A104              SCHEDULE 13G                PAGE 9 OF 9 PAGES


                                 Exhibit 1

                             JOINT FILING AGREEMENT

       In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, Weiss Asset Management LP, WAM GP LLC, and Andrew M. Weiss, hereby agree to the joint filing on behalf of each of them of a statement on
Schedule 13G and/or 13D (including any and all amendments thereto) with respect to the Class A common stock, par value $0.0001 per share of HF2 Financial Management Inc., and further agree that this Joint Filing Agreement, as may be amended from time to time, shall be included as an Exhibit to such joint filings.

       The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and/or 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

       This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of December 31, 2013.


 WEISS ASSET MANAGEMENT LP


                          By:  /s/ Georgiy Nikitin
                          -----------------------------------
                          Georgiy Nikitin, Chief Compliance Officer




                          WAM GP LLC


                          By:  /s/ Georgiy Nikitin
                          -----------------------------------
                          Georgiy Nikitin, Chief Compliance Officer




                          ANDREW M. WEISS, PH.D.


                          By:  /s/ Georgiy Nikitin
                          -----------------------------------
                          Georgiy Nikitin, Attorney-in-Fact for Andrew Weiss